UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2005

GOLD KIST INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50925	20-1163666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Perimeter Center Parkway, N.E., Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(770) 393-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2005, Gold Kist Inc. (“Gold Kist”) amended and restated the terms of its senior credit facility (the “new senior credit facility”) with various banks and lending institutions and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (“Rabobank”), as agent, to increase its revolving line of credit to an aggregate principal amount of $250.0 million, eliminate the sub-limit on the aggregate stated amount of letters of credit that may be issued under the new senior credit facility, materially decrease the interest rates and fees, reduce the number of financial covenants and ratios and materially relax the affirmative and negative covenants. The term of the new senior credit facility is five years. The new senior credit facility is secured by a security interest in substantially all of Gold Kist’s assets, including all of present and future accounts receivable and inventory, property, plant and equipment, intangible assets and the stock of certain subsidiaries. Borrowings under the new senior credit facility are limited to the lesser of $250.0 million and an amount determined by reference to a collateral coverage ratio that is a function of a percentage of the book value of Gold Kist and its subsidiaries’ accounts receivable, inventory and property, plant and equipment.

Giving effect to the amendment and restatement, as of October 1, 2005, the end of Gold Kist’s fiscal year, Gold Kist would have had approximately $208.0 million available for borrowing and approximately $42.0 million of letters of credit outstanding under the new senior credit facility.

Borrowings under the new senior credit facility bear interest at Gold Kist’s option either at LIBOR or the alternate base rate (which is equal to the greater of the rate announced by Rabobank as its base rate or Rabobank’s federal funds rate plus 0.5%), in each case subject to an applicable margin based upon Gold Kist’s ratio of domestic total funded debt to domestic EBITDA. The margin is between 1.00% and 2.00% for LIBOR loans and between 0.00% and 0.75% for alternate base rate loans. On the closing date, the applicable margins were 1.00% for LIBOR loans and 0.0% for alternate base rate loans.

Gold Kist and its subsidiaries continue to be subject to certain affirmative and negative covenants contained in the new senior credit facility, including covenants that restrict, subject to specified exceptions, dividends and certain other restricted payments; the incurrence of additional indebtedness and other obligations and the granting of additional liens; loans; extension of credit and guarantees; mergers, acquisitions, investments, and disposition of assets or stock; capital expenditures; and use of proceeds from borrowings under the new senior credit facility and excess cash flow. The new senior credit facility also includes covenants relating to compliance with certain laws, payments of taxes, maintenance of insurance and financial reporting.

The new senior credit facility contains certain financial covenants including a fixed charge coverage ratio (1.25 to 1.00 minimum) and a total debt coverage ratio (3.25 to 1.00 maximum), as each such ratio is defined in the new senior credit facility.

Events of default under the new senior credit facility include, subject to grace periods and notice provisions in certain circumstances, non-payment of principal, interest or fees; default under or acceleration of certain other indebtedness; material inaccuracy of any representation or warranty; violation of covenants; bankruptcy and insolvency events; certain impairments of collateral; fraudulent conveyance; certain judgments and other liabilities; certain ERISA violations; changes of control; and certain management changes. If an event of default occurs, the lenders under the new senior credit facility are entitled to take various actions, including accelerating amounts due under the new senior credit facility and requiring that all such amounts be immediately paid in full.

The terms of our new senior credit facility also include an excess cash flow provision, which under certain conditions could require us to deposit funds in a restricted cash account to be used for future scheduled or mandatory principal payments of senior debt.

The foregoing description of the material terms of the new senior credit facility is qualified by reference to the related credit agreement which is filed as Exhibit 10.1 to this Report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Fifth Amended and Restated Credit Agreement dated as of December 16, 2005, with various banks and lending institutions, as lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD KIST INC.

/s/ Stephen O. West
Stephen O. West
Chief Financial Officer and Vice President

Date: December 19, 2005

Exhibit Index

10.1	Fifth Amended and Restated Credit Agreement dated as of December 16, 2005, with various banks and lending institutions, as lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, as agent.